Exhibit 3.1

AMENDMENT NO. 4 TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF FORTUNE RISE ACQUISITION CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law

FORTUNE RISE ACQUISITION CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Fortune Rise Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 1, 2021.

2.	An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2021 (the “Certificate”).

3.	An Amendment No. 1 to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 11, 2023.

4.	An Amendment No. 2 to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 2, 2023.

5.	An Amendment No. 3 to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 25, 2023.

6.	This Amendment No. 4 to the Amended and Restated Certificate of Incorporation (the “Amendment”), which amends provisions of the Certificate, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

7.	Section 9.1(c) is hereby amended and restated to read in its entirety as follows:

(c) In the event that the Corporation has not consummated an initial Business Combination within 36 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination by an additional six months pursuant to six one-month extensions, from November 5, 2024 until May 5, 2025, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account $0.06 per share for each public share that is not redeemed in connection with the Special Meeting for each such one-month extension until May 5, 2025, unless the closing of the Company’s initial business combination shall have occurred (the “Extension Payment”) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.

IN WITNESS WHEREOF, Fortune Rise Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 4th day of November 2024.

FORTUNE RISE ACQUISITION CORPORATION

By: /s/ Ronald Pollack_______________

Name: Ronald Pollack

Title: Chairman of the Board